Exhibit 10.2

FIRST AMENDMENT TO
ASSET PURCHASE AGREEMENT

This First Amendment, dated as of June 30, 2003 (this “Amendment”), to the Asset Purchase Agreement (the “Agreement”), dated as of June 12, 2003, by and among ANC Rental Corporation, a Delaware corporation (“Seller”), the Subsidiaries set forth on the signature page hereto (Seller and such Subsidiaries collectively referred to as the “Debtors”), CAR Acquisition Company LLC, a Delaware limited liability company (“Purchaser”), Cerberus Capital Management, L.P., a Delaware limited partnership (“CCM”) and, solely with respect to Section 2.5, Lehman Commercial Paper Inc., a New York corporation (“Lehman”).

WHEREAS, the parties to the Agreement desire to enter into this Amendment to amend certain provisions of the Agreement, as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the parties hereto hereby agree as follows:

Section 1.                                                    Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have their respective meanings set forth in the Agreement.

Section 2.                                                    Amendments.

Section 2.1.                                           Definitions. Section 1.1 of the Agreement is hereby amended by adding the following defined terms:

“9/11 Business Interruption Insurance Claim” shall mean the claim of Debtors under Lexington Insurance Policy #852-6825 relating to the September 11, 2001, terrorist attacks.

“Avis/Hertz Claims” shall mean the claims that may be asserted against Avis and Hertz for their predatory or anti-competitive actions in connection with Debtors’ airport consolidation program.

Section 2.2.                                           Purchase and Sale of Acquired Assets. Section 2.1 of the Agreement is hereby amended by adding the following after the word “Business” at the end of clause (iii) of Section 2.1(aa): “(other than the 9/11 Business Interruption Insurance Claim)”.

Section 2.3.                                           Excluded Assets. Section 2.2 of the Agreement is hereby amended by:

(a)                      deleting Section 2.2(h) and replacing it in its entirety to read as follows:

“(h)               the 9/11 Business Interruption Insurance Claim (and the insurance proceeds and awards derived therefrom), as well as the insurance proceeds, awards, claims and causes of action not of the type contemplated by Section 2.1(aa);” and

(b)                     adding the following Section 2.2(n) after Section 2.2(m) (and deleting the “and” after Section 2.2(1) and inserting “; and” in place of the period at the end of Section 2.2(m)):

“(n)               (i) 25% of the cash proceeds (including cash equivalents and cash actually received upon payment of any promissory note) (net of expenses of collection) received by Debtors on or prior to the Closing Date in respect of the Avis/Hertz Claims and (ii) 25% of the cash proceeds (including cash equivalents and cash actually received upon payment of any promissory note) (net of expenses of collection) received by Purchaser or any of its Affiliates after the Closing Date in respect of the Avis/Hertz Claims, such cash proceeds to be payable to Debtors in accordance with Section 5.26.”

Section 2.4.                                           Assumed Liabilities. Section 2.3(b) of the Agreement is hereby amended by adding the following after the word “Commitment”: “(including any Encumbrances thereunder)”.

Section 2.5.                                           Excluded Liabilities. Section 2.4(k)of the Agreement is hereby deleted and replaced in it entirety to read as follows:

“(k)                all Liabilities of any Debtor relating to (i) any Benefit Plans not listed on Schedule 2.1(g) (other than as provided in Section 2.3(h)) including the Key Employee Retention Plan, the 401(k) Plan and the Company Health and Welfare Plan, (ii) all Liabilities of any Debtor under the New Severance Plan and (iii) all Liabilities of any Debtor under FAMPACT.”

Section 2.6.                                           Bidding Procedures.

(a)                      The second sentence of Section 5.7(a) is amended to read in its entirety as follows: “Attached as Annex I are the bidding procedures (the “Bidding Procedures”) to be employed with respect to this Agreement concerning the sale of the Acquired Assets to Purchaser (the “Sale”). The order of the Bankruptcy Court approving the Bidding Procedures attached hereto as Exhibit G is hereinafter referred to as the “Bidding Procedures Order”. The Bidding Procedures may be amended, modified or supplemented with the consent of Purchaser, after consultation with the Secured Creditors and the Committee.”; and

(b)                     Sections 5.7(b) through Section 5.7(f) are hereby deleted in their entirety, and in lieu thereof Annex I is incorporated herein by reference as Sections 5.7(b) through Section 5.7(f).

Section 2.7.                                           Termination Fee. Section 5.7(g) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“The Debtors shall pay a fee in an amount equal to $11,000,000 (“Termination Fee”) (which amount is inclusive of all expenses, except for expenses of $250,000 that were authorized and will be reimbursed pursuant to the Expense Reimbursement Order) to Purchaser in the event that the Debtors (i) accept a Bid, other than that of Purchaser, as the highest and best offer, (ii) sell, transfer, lease or otherwise dispose directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by any Debtor or otherwise), all or substantially all or a material portion of the Acquired Assets (or agree to do any of the foregoing) in a transaction or series of transactions to a party or parties other than Purchaser within one year from the date hereof, or (iii) choose not to sell, transfer, lease or otherwise dispose of, directly or indirectly, including through an asset sale, stock sale, merger, reorganization or other similar transaction (by any Debtor or otherwise), all or substantially all or a material portion of the Acquired Assets (or agree to do any of the foregoing) to Purchaser whether as a result of the proposal of a stand-alone plan of reorganization or otherwise (either of clause (i), (ii) or (iii), an “Alternative Transaction”); provided however, that in no event shall the Termination Fee be payable to Purchaser (1) if Purchaser terminates this Agreement pursuant to Section 7.1(a)(vi), the proviso to Section 7.l(a)(viii)(3), Section 7.1(a)(ix) or Section 7.1(a)(x); (2) if this Agreement is terminated by the Debtors pursuant to Section 7.l(a)(iii)(A); (3) if this Agreement is terminated pursuant to Section 7.1(a)(i); (4) if on the last day of the month that all of the conditions set forth in Section 6.2 of this Agreement (with such date replacing the terms “Closing” and “Closing Date” in Section 6.2 of this Agreement) have been satisfied or waived without the Closing having occurred Purchaser fails to consummate the transaction contemplated by this Agreement; or (5) if this Agreement is terminated by Purchaser pursuant to Section 7.1(a)(v)(A) solely because of the filing of a motion to convert the Debtors’ cases under Chapter 7. Moreover, in the event that the Debtors accept a Bid, other than that of Purchaser, as the highest and best offer, but that Alternative Transaction fails to close and Purchaser ultimately acquires all or substantially all of the assets of the Debtors, Purchaser shall not be entitled to the Termination Fee, and any Termination Fee paid to Purchaser will be returned to the Debtors. The obligations of the Debtors to pay the Termination Fee shall be entitled to administrative expense status under Section 503(b)(1) in the Bankruptcy Case and shall become due and payable upon the termination of this Agreement as provided for hereunder and the Bidding Procedures Order.”

Section 2.8.                                           Employment

(a)                      Section 5.9(a) of the Agreement is hereby deleted and replaced in its entirety to read as follows:

“(a)                Hiring of Employees. At least five Business Days prior to the Closing Date, Purchaser shall offer employment as of the Closing Date to at least 90% of the employees of Debtors who are employed in the Business (whether salaried or hourly, union or non-union, and full-time or part-time), whether or not actively employed on the Closing Date (e.g., including employees on vacation and leave of absence, including maternity, family, sick or short-term disability leave, and leave under the Family Medical Leave Act) at substantially the same location where such employee was employed immediately prior to the Closing Date on at least the same compensation and levels of responsibility, and on such other terms and conditions (including premium pay, shift differentials,  and benefit plan and incentive plan coverages but excluding any equity-based compensation) that are in the aggregate not less favorable than those in effect immediately prior to the Closing Date. Each such employee who accepts Purchaser’s offer of employment is hereinafter referred to as a “Transferred Employee”. Notwithstanding the foregoing, Purchaser shall not be prohibited by this Section 5.9 from terminating the employment of any Transferred Employee following the Closing Date. For avoidance of doubt, nothing in this Agreement shall create a contract of employment or alter the at-will status of any employee of the Business.”

(b)                     Section 5.9(i) of the Agreement is hereby deleted and replaced in its entirely to read as follows:

“(i)                   New Severance Plan. On the date of this Agreement, the Seller shall adopt the New Severance Plan and such New Severance Plan shall completely supersede and replace any severance provisions offered to non-union employees and non-union former employees of the Debtors under any Benefit Plan or under any other severance plan, program or agreement, whether written or oral; provided that, the New Severance Plan shall not supersede or replace the severance arrangements already communicated to certain employees at the Debtor’s Minneapolis, Minnesota location. The Debtors shall take appropriate action to terminate any severance plan, program or agreement, whether written or oral, applicable to non-union employees and non-union former employees of the Debtors prior to the date of this Agreement; provided that, any non-union former employee who became entitled to severance under the Debtors’ severance plan or program prior to the date of this Agreement, shall continue to receive any owed payments of severance in accordance with the terms of such severance plan or program. The Debtors shall not amend, suspend or terminate the New Severance Plan, without the express written consent of Purchaser, unless this Agreement is terminated pursuant to Article VII hereby. Notwithstanding any provision contained in the Agreement to the contrary, (i) Purchaser shall not be responsible or liable for any severance payments, whether directly or through payments to the Debtors or otherwise, to any employees of the Debtors who are not Transferred Employees, (ii) neither Purchaser nor the Debtors shall be responsible or liable for any severance payments under the New Severance Plan to Transferred Employees or those employees of the Debtors who are offered employment by Purchaser pursuant to Section 5.9(a) and decline such offer and (iii) Purchaser acknowledges that Debtor may, subject to express written consent of Lehman as to cash collateral, which may be granted or withheld in Lehman’s sole discretion, make prior to the Closing Date all or any portion of the severance payments payable by them under the New Severance Plan to employees terminated by the Debtors at or prior to the Closing Date.”

Section 2.9.                                           Liberty Bonding Commitments. The Agreement is hereby amended by adding the following Sections 5.25 and 5.26 after Section 5.24:

“Section 5.25                                    Liberty Bonding Commitments. Purchaser shall notify Liberty Mutual Insurance Company at least two Business Days prior to the date scheduled for the Bankruptcy Court hearing on the Sale Approval Order as to which of the following two alternatives it will proceed under at the Closing: (a) Section 6.1.I of the Supplemental Term Sheet or (b) Section 6.1.II of the Supplemental Term Sheet.

Section 5.26                                        Avis/Hertz Claims. Purchaser shall pay to the Debtors 25% of the cash proceeds (including cash equivalents and cash actually received upon payment of any promissory note) (net of expenses of collection) received by Purchaser or any of its Affiliates after the Closing Date in respect of the Avis/Hertz Claims within 10 Business Days of receipt of such proceeds. The Debtors acknowledge and agree that (i) the decision of whether or not to pursue any of the Avis/Hertz Claims shall be the decision of Purchaser, in its sole discretion, (ii) Purchaser shall have the sole right to control the prosecution and settlement of the Avis/Hertz Claims and (iii) Purchaser shall have the right to settle the Avis/Hertz Claims for cash or non-cash consideration, and Debtors shall have no rights with respect to non-cash consideration.”

Section 2.10.    Approval Period.

(a) Section 7.1(a)(viii)(3) of the Agreement is amended by deleting the phrase “30 days” and inserting the phrase “20 days” in lieu thereof.

(b) Section 7.1(a)(ix) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(ix)              (A) by Purchaser on or prior to July 11, 2003, if (1) the Perot Agreement, in form and substance satisfactory to Purchaser in its sole discretion has not been executed and delivered by Perot, or (2) General Motors Corporation and Chrysler Corporation have not each executed and delivered multi-year Commitments for fleet supply and repurchase programs for the Business, to become effective on the Closing Date in form and substance satisfactory to Purchaser, in each case on terms and conditions satisfactory to Purchaser in its sole discretion, and (B) by Purchaser on or prior to July 18, 2003, if MBIA shall not have permanently waived the Amortization Event resulting from the Bankruptcy Case and the transactions contemplated hereby and shall not have entered into a commitment relating to additional fleet financing on terms and conditions satisfactory to Purchaser in its sole discretion; provided, however, that if Purchaser shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(a)(ix) on or prior to 5:00 p.m., New York City time on such dates, then Purchaser shall be deemed to have irrevocably waived its right to terminate this Agreement pursuant to this Section 7.1(a)(ix);”

Section 2.11.    Exhibits and Schedules.

(a)                      The Capital Expenditures Plan attached to the Agreement as Exhibit C hereto is hereby deleted and replaced in its entirety with the Capital Expenditures Plan attached hereto as Exhibit C.

(b)                     The Baseline Working Capital Statement and Current Assets and Current Liabilities as of March 31, 2003 attached to the Agreement as Exhibit E is hereby deleted and replaced in its entirety with the Baseline Working Capital Statement and Current Assets and Current Liabilities as of March 31, 2003 attached hereto as Exhibit E.

(c)                      The New Severance Plan attached to the Agreement as Exhibit F is hereby deleted and replaced in its entirety with the New Severance Plan attached hereto as Exhibit F.

(d)                     The Bidding Procedures Order attached to the Agreement as Exhibit G is hereby deleted and replaced in its entirety upon the Bidding Procedures Order attached hereto as Exhibit G.

(e)                      The Target Amount, Target Balance Sheets and Target Working Capital Statement attached to the Agreement as Exhibit H is hereby deleted and replaced in its entirety with the Target Amount, Target Balance Sheets and Target Working Capital Statement attached hereto as Exhibit H.

(f)                        The Agreed Upon Procedures attached to the Agreement as Exhibit K is hereby deleted and replaced in its entirety with the Agreed Upon Procedures previously attached hereto as Exhibit K.

(g)                     The Schedules attached to the Agreement are hereby deleted and replaced in their entirety with the Schedules attached hereto.

Section 3.                                Miscellaneous.

Section 3.1.                       Governing Law. This Amendment shall be governed by and construed, interpreted and enforced first in accordance with and governed by the Bankruptcy Code and the applicable case law under the Bankruptcy Code and, to the extent that the Bankruptcy Code and the applicable case law under the Bankruptcy Code do not address the matter at hand, then this Amendment shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware applicable to contracts entirely made and performed there.

Section 3.2.                       Severability. The provisions of this Amendment are severable, and in the event that any one or more provisions are deemed invalid, illegal or unenforceable by any rule of law or public policy the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Amendment to become adverse to any party.

Section 3.3.                       Headings. The section and paragraph headings and table of contents contained in this Amendment are for reference purposes only and shall not in any way affect the meaning or interpretation of this Amendment.

Section 3.4.                       Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 3.5.                       Full Force and Effect. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and the parties shall prepare a composite of the Agreement and this Amendment.

Section 3.6.                       Entire Agreement. The Agreement (including the Schedules and Exhibits thereto), this Amendment (including the exhibits hereto) and the Confidentiality Agreement set forth the entire agreement and understanding between the parties and supersede any prior agreement or understanding, written or oral, relating to the subject matter of the Agreement.

Section 3.7.                       Successors and Assigns; Binding Effect. This Amendment shall bind and inure to the benefit of Debtors, on one hand, and to CCM and Purchaser, on the other hand, and their respective successors, transferees and assigns. Purchaser, without the consent of Debtors, may assign all or any portion of its rights and obligations hereunder, in whole or in part, to any one or more of its wholly-owned subsidiaries or Affiliates.

Section 3.8                          No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Amendment. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Amendment shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Amendment.

Section 3.9                          No Third Party Beneficiaries. This Amendment shall be for the sole benefit of the parties hereto (and their respective successors, assigns and legal representatives), and is not intended (nor shall it be construed) to give any other Person any legal or equitable right, benefit, remedy or claim hereunder (including to bring a suit at law or in equity).

Section 3.10                    Consent to Jurisdiction. The parties hereby agree that without limitation of any party’s right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Amendment and to decide any claims or disputes that may arise or result from, or be connected with, this Amendment, any breach or default hereunder, or the transactions contemplated herein, and (b) any and all claims, causes of action, suits and proceedings relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent and submit to jurisdiction of the Bankruptcy Court.

[Remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

PURCHASER:

CAR ACQUISITION COMPANY LLC

By:	/s/ Lenard B. Tessler
Name: Lenard B. Tessler
Title: Senior Managing Director

CERBERUS CAPITAL MANAGEMENT, L.P.

By:	/s/ Lenard B. Tessler
Name: Lenard B. Tessler
Title: Senior Managing Director

SELLER:

ANC RENTAL CORPORATION

By:	/s/ Howard D. Schwartz
Name: Howard D. Schwartz
Title: Sr. Vice President

OTHER DEBTORS:
Alamo International Sales, Inc.
Alamo Rent-A-Cat Management, LP
Alamo Rent-A-Car, LLC
ANC Aviation, Inc.
ANC Collector Corporation
ANC Financial Corporation
ANC Financial GP Corporation
ANC Financial Properties LLC
ANC Financial LP
ANC-GP, Inc.
ANC Information Technology, Inc.
ANC Information Technology Holding, Inc.
ANC Information Technology, L.P.
ANC IT Collector Corporation
ANC Management Services Corporation
ANC Management Services LP
ANC Payroll Administration, LLC
ANC-TM Management LP
ARC-GP. Inc.
ARC-TM. Inc.
ARC-TM Properties LLC
ARG Reservation Services, LLC
ARI Fleet Services, Inc.
Auto Rental Inc.
Car Rental Claims, Inc.
Claims Management Center, Inc.
Guy Salmon USA, Inc.
Liability Management Companies Holding, Inc.
National Car Rental Licensing, Inc.
National Car Rental System, Inc.
NCR Affiliate Servicer Properties LLC
NCR Affiliate Servicer, Inc.
NCRAS Management, LP
NCRAS-GP, Inc.
NCRS Insurance Agency, Inc.
Post Retirement Liability Management, Inc.
Rental Liability Management Holdings, LLC
Rental Liability Management, Inc.
Republic Fiduciary, Inc.
Republic Guy Salmon Partner, Inc.
Spirit Leasing, Inc.
Spirit Rent-A-Car
SRAC Management, LP
SRAC-GP, Inc.
SRAC-TM, Inc.

By:	/s/ Howard D. Schwartz
Name: Howard D. Schwartz
Title: Sr. Vice President

LEHMAN:

As to Section 2.5 only LEHMAN COMMERCIAL PAPER INC.

By:	/s/ James P. Seery, Jr
Name: James P. Seery, Jr
Title: Authorized Signatory